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Exhibit 21.1

Subsidiaries of Emerge Energy Services LP

Name of Subsidiary	Jurisdiction of Organization
Emerge Energy Services Operating LLC	Delaware
Superior Silica Sands LLC	Texas

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  Exhibit 21.1
Subsidiaries of Emerge Energy Services LP